UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

OLO INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed by table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EMPLOYEE FAQs:

These FAQs are intended to answer the most anticipated questions following today's news. Please reach out to your Operating Team member if you have any further questions. If you receive any media inquiries, please reach out to ([***]).

Critical Questions
1.	What's today's announcement?
Olo has entered into a definitive agreement to be acquired by Thoma Bravo in an all-cash transaction. Today’s press release includes transaction details.

Upon completion, Olo will become a privately held company and will continue to operate under the Olo name and brand.

2.	Who is Thoma Bravo? Why are they a good partner for Olo?
As the leading software company in our space, we're joining with Thoma Bravo to unlock our full potential and accelerate our long-term strategy

Thoma Bravo is a natural fit as a leading software-focused investor. They are one of the most experienced and successful software investors in the world with a proven track record of partnering with companies to create long-term, sustainable growth

Thoma Bravo specializes in investing in companies like ours with a strong portfolio track record and a reputation for strategic investment.

They have great respect for our platform and our team and are excited to work with us to continue to scale our business.

3.	What is the timeline for this transition, and what are the next steps?
Today, we announced the signing of a definitive agreement. We currently expect the transaction to close by the end of the calendar year.

Until the transaction closes, we will continue to operate as an independent, publicly traded company.

The transaction is subject to customary closing conditions, including, among others, approval of the transaction by the holders of a majority of the outstanding shares of the company’s common stock at a special meeting of stockholders.

4.	What are the benefits to being a private company versus public company?
Under private ownership, we believe we will have additional flexibility to focus on innovation, delivering the best products and services to our clients, and driving sustainable long-term growth, rather than quarterly reporting requirements.

Outside of these benefits, becoming a privately owned company should have little effect on our day-to-day responsibilities or how we conduct business.

5.	What does this mean for my role and job security at Olo?
Until the transaction closes, we will continue to operate as an independent, publicly traded company. There are no changes to our strategy or objectives, your role or responsibilities, or any company policies. The immediate focus is on business continuity and maintaining the high-quality of service our customers expect.

The company is being acquired from a position of strength, with the goal of accelerating growth and innovation.

Currently, outside of roles related to Olo being a public company, we do not expect significant changes to our staff as a result of this transaction.

Most importantly, it's business as usual at Olo, and it’s essential that we stay focused on our jobs and customers. We will share news and information as it becomes available in the coming months.

6.	Will our compensation, benefits or bonus structures change as a result of this transaction?
Until the transaction closes, we will continue to operate as an independent, publicly traded company. There are no changes to compensation, benefits or bonus structures.

It is important to note that Thoma Bravo shares a similar commitment to providing competitive compensation and benefits plans to employees in recognition of the important role our employees play in our success.

7.	What happens to my equity (RSUs, stock options, shares) when we go private?
Upon the close of the transaction, Olo stockholders will receive $10.25 in cash for each share of OLO they own.

Details on the exercise of stock options and treatment of restricted stock awards will be communicated ahead of the closing date.

8.	What should I do if I'm contacted by the media, customers, or other external parties about this news?
Except for certain company executives, no one is authorized to speak publicly or communicate externally about the transaction or this communication on the company’s behalf as there are strict regulations and requirements around disclosing information.

If you should receive any inquiries, please send them to [***] or our PR team at ICR at  olo@icrinc.com

Transaction Strategy
9.	Why is Olo deciding to go private at this time? (why now)
As the market leader in digital ordering, payments, and guest engagement for restaurants, we have a strong track record of success. We believe partnering with Thoma Bravo at this time represents the fastest path to accelerate our long-term strategy, unlock our full potential, and drive growth for all stakeholders.

This all-cash transaction offers significant value and certainty to our shareholders. The Board and management team regularly review our strategy against other market opportunities to maximize value. This transaction is the result of a thorough and deliberate process involving multiple parties to achieve the best outcome for our shareholders.

By partnering with Thoma Bravo, we believe we can increase our focus on innovation and sustainable growth without the constraints of public market pressures or short-term financial metrics.

10.	Does this decision reflect any concerns about Olo's financial health or market position?
No. This decision is driven by opportunity and strength, not by concerns about Olo’s financial health or market position.

The transaction is about accelerating our growth and innovation. Olo has a strong balance sheet, leading market position, and a history of success.

Our leadership and board believe that partnering with Thoma Bravo is the best way to build on our momentum and achieve even more for our stakeholders.

11.	Will there be changes to our current leadership team and company strategy?
Currently, there are no planned changes to the leadership team or our strategy.

Thoma Bravo has great respect for our platform and our team and are excited to work with us to continue to scale our business.

Until the transaction closes, we will continue to operate as an independent, publicly traded company.

12.	Does the buyer have financing in place?
Yes.

Operational Impact
13.	What is Noah’s role (and Peter’s) going to be under the new ownership?
Noah has expressed his excitement to continue leading Olo and working with Thoma Bravo to accelerate the company’s vision and growth.

At this time, we don’t anticipate any changes to our senior leadership team or their roles.

Until the transaction closes, we will continue to operate as an independent, publicly traded company.

14.	How will this transition affect our day-to-day operations and company culture?
The immediate focus is on business continuity and maintaining the high quality of service our customers expect.

Day-to-day operations are expected to continue as usual.

The transition to private ownership is designed to give Olo greater operational freedom, allowing us to focus on innovation and long-term growth.

15.	How will this change impact our relationships with customers and partners?
Olo’s commitment to its customers and partners remains unchanged.

With the backing of Thoma Bravo, Olo will have enhanced expertise and resources to invest in its platform, pursue new market opportunities, and deliver even greater value to its network of over 750 enterprise brand customers, 88,000+ locations, and 400+ ecosystem partners.

16.	Will there be any changes to our current product or service offering?
Currently, there are no planned changes to Olo’s current product or service offerings as a result of the transaction.

The partnership with Thoma Bravo is expected to provide additional resources to further invest in and enhance Olo’s platform and solutions, supporting continued innovation and value for our customers and partners.

17.	Will there be any changes to our benefits or compensation?
As of today, we do not expect significant changes to employee compensation as a result of this transaction. We’ll share more as this process continues.

Details on the exercise of stock options and treatment of restricted stock awards will be communicated ahead of the closing date.

18.	How are our investors reacting to this?
We are confident this transaction represents immediate and compelling value for all shareholders. As stated in the press release, the transaction amounts to a 65% premium to where the stock price was at the time market speculation began on April 30, 2025.  Feedback as of today has been positive.

The Board and management team regularly review our strategy against other market opportunities to maximize value. This transaction is the result of a thorough and deliberate process involving multiple parties to achieve the best outcome for our shareholders.

The transaction was unanimously approved by Olo’s Board of Directors and delivers immediate and significant value to shareholders, including a substantial cash premium over the unaffected share price.

19.	What’s our response when competitors spin this news against us?

With the backing of a leading software investor, we believe Olo will be better positioned than ever to deliver value to customers and partners and to pursue its long-term vision

The decision to go private was made from a position of strength and is focused on accelerating growth and innovation.

Olo’s acquisition by Thoma Bravo is a testament to its market leadership, strong financial position, and differentiated technology.

Transaction Process
20.	Who is acquiring the company?
As the leading software company in our space, we're joining with Thoma Bravo to unlock our full potential and accelerate our long-term strategy

Thoma Bravo is a natural fit as a leading software-focused investor. They are one of the most experienced and successful software investors in the world with a proven track record of partnering with companies to create long-term, sustainable growth

Thoma Bravo specializes in investing in companies like ours with a strong portfolio track record and a reputation for strategic investment.

They have great respect for our platform and our team and are excited to work with us to continue to scale our business.

21.	What are the terms and conditions of the transaction?
Under the terms of the agreement, Olo shareholders will receive $10.25 per share in cash, valuing Olo at approximately $2 billion.

The per-share purchase price represents a premium of 65% percent over Olo's unaffected share price (as of April 30, 2025)

The transaction was approved by the Olo Board of Directors and is expected to close by the end of the calendar year, subject to customary closing conditions, including approval by Olo shareholders and the receipt of required regulatory approvals.

22.	Does this transaction require shareholder approval? What other approvals are required?
The transaction, was approved by the Olo Board of Directors, is expected to close by the end of the calendar year, subject to customary closing conditions, including approval by Olo shareholders and the receipt of required regulatory approvals.

23.	What is the record date for voting?
The Company will be filing proxy materials for the special meeting of shareholders with the SEC that will include these and other details. The proxy materials will be mailed to shareholders.

24.	What is the anticipated closing date for the transaction?
The transaction is expected to close by the end of the calendar year, subject to customary closing conditions, including approval by Olo shareholders and the receipt of required regulatory approvals.

25.	Saw PRs from law firms looking to get investors to challenge this deal. Any concerns?
It’s not uncommon for law firms to issue press releases following the announcement of significant transactions like this, as part of their standard practice to seek clients.

We are committed to constructive, honest, and year-round engagement with our shareholders. Shareholder input is regularly shared with our Board, Board Committees, and management, and we are committed to strengthening the business and enhancing shareholder value.

The Olo Board of Directors unanimously approved the transaction after a thorough review, and we are confident it delivers immediate and compelling value to shareholders.

The company will continue to comply with all regulatory requirements and provide updates as appropriate.

26.	What should we expect between now and closing?
Between now and closing, it’s business as usual. We remain focused on delivering for our customers and partners.

There will be some additional administrative and regulatory steps, including shareholder and regulatory approvals.

We are committed to keeping all stakeholders informed throughout the process, and any material updates will be communicated as they become available.

27.	Where can I find additional information about the proposed transaction?
Additional information will be included in the proxy statement filed with the SEC and mailed to shareholders.

You can also find updates and relevant documents on the SEC’s website and Olo’s investor relations page.

For further questions, you can contact Olo’s Investor Relations team at InvestorRelations@olo.com.

Forward-Looking Statements
This communication and Olo’s (the “Company”) other filings and press releases may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s current beliefs, as well as assumptions made by, and information currently available to, the Company, all of which are subject to change. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed merger (the “Merger”), including the receipt of certain regulatory approvals; (iii) the failure to obtain stockholder approval; (iv) the occurrence of any fact, event, change, development or circumstance that could give rise to the termination of the merger agreement with Project Hospitality Parent, LLC (“Parent”) and Project Hospitality Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”), including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed transaction; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed Merger; (x) potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities, as well as management’s response to any of the aforementioned factors; (xiv) the impact of adverse general and industry-specific economic and market conditions; (xv) uncertainty as to timing of completion of the proposed Merger; (xvi) legislative, regulatory and economic developments affecting the Company’s business and (xvii) other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2025, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2025, and subsequent filings. No list or discussion of risks or uncertainties should be considered a complete statement of all potential risks and uncertainties. Unlisted or unknown factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to provide revisions or updates to any forward-looking statements, whether as a result of new information, future events or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It
In connection with the proposed transaction by and among the Company, a Delaware corporation, Parent, a Delaware limited liability company, and Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent, this communication is being made in respect of the pending Merger involving the Company and Parent. The Company will file with the SEC a proxy statement on Schedule 14A relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending Merger. When completed, a definitive proxy statement will be mailed to the Company’s stockholders. This document is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGER AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGER AND RELATED MATTERS.

The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at investors.olo.com under the link “Financials” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations by e-mail at InvestorRelations@olo.com.

Participants in the Solicitation
The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the pending Merger. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s 2025 annual proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on April 24, 2025. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the proposed Merger when they become available. These documents can be obtained free of charge from the sources indicated above.